As filed with the Securities and Exchange Commission on October 19, 2007

Registration No. 333-141704

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 6 to

FORM F-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Merrion Pharmaceuticals Public Limited Company

Incorporated in Ireland with limited liability under the Companies Acts, 1963-2006, Registration No. 443434

(Exact name of registrant as specified in its charter)

Ireland	2834	26-0252378
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number) Merrion Pharmaceuticals Public Limited Company Biotechnology Building Trinity College Dublin Dublin 2, Ireland +353 (1) 672-9272	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Merrion Pharmaceuticals, LLC

219 Racine Drive, Suite D

Wilmington, NC 28403-8702

(910) 799-1847

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Fred D. Hutchison John M. Fogg Hutchison Law Group PLLC 5410 Trinity Road, Suite 400 Raleigh, NC 27607 (919) 829-9600	David C. Peck Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, NY 10166 (212) 801-9200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary Shares (€0.01 par value)	$55,200,000.00	$1,695.00(2)

(1)	Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

This Amendment No. 6 to the Registration Statement is being filed for the purpose of filing exhibits 4.1, 5.1 and 23.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors And Officers.

In general, Section 200 of the Irish Companies Act, 1963, prohibits us from exempting any of our officers from, or indemnifying any of them against, any liability arising from any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to us. Section 200 does, however, provide that we may indemnify any of our officers against any liability incurred by him in defending proceedings, whether civil or criminal, if judgment is given in his favor or the officer is acquitted. Additionally, upon our election, we can provide an indemnity under Section 200 where an officer is granted relief by a court under either Section 391 of the Irish Companies Act, 1963, or Section 42 of the Irish Companies (Amendment) Act, 1983. Our articles of association contain a provision for this indemnity.

We are in the process of obtaining directors’ and officers’ insurance for some of our directors, officers, affiliates, partners or employees for liabilities relating to the performance of their duties.

At present, there is no pending material litigation or proceeding involving any of our officers or directors where indemnification will be required or permitted. We are not aware of any threatened material litigation or proceeding which may result in a claim for indemnification of an officer or director.

Item 7. Recent Sales of Unregistered Securities.

Since January 1, 2004, we, our subsidiary, Merrion Pharmaceuticals, Ltd., or Merrion Limited, (which has been renamed Merrion Pharmaceuticals Holdings, Ltd., in connection with this offering), and its predecessor, Merrion Pharmaceuticals, Inc., or MPI (formerly known as Adaptiv, Inc.), a Delaware corporation, have sold and issued the following securities:

•

In February 2004, MPI granted an accredited investor the right to receive a number of shares of common stock equal to 5% of its fully diluted issued and outstanding capital stock (subject to certain limited exceptions), as partial consideration for entering into that certain Agreement for the Purchase of Certain Drug Delivery Assets of Elan Corporation to an accredited investor, pursuant to Regulation S of the Securities Act. To date, we have issued 389,913 of our ordinary shares to this accredited investor pursuant to this right.

•

In March 2004, MPI issued and sold an aggregate of 4,347,826 shares (as adjusted for subsequent stock splits) of MPI common stock to two accredited investors for an aggregate amount of $100 pursuant to Regulation S of the Securities Act.

•

In April 2004, MPI issued and sold an aggregate of 628,608 shares (as adjusted for subsequent stock splits) of MPI common stock at par to three executive officers pursuant to, in the case of two of the executive officers, Section 4(2) of the Securities Act, and in the case of the third executive officer, Regulation S of the Securities Act.

•

From February 2004 to September 2004, MPI issued and sold convertible promissory notes to an accredited investor in the original principal amount of €2,745,000, pursuant to Regulation S of the Securities Act. In November 2004 MPI, issued and sold 1,566,086 shares (as adjusted for subsequent stock splits) of MPI common stock to this accredited investor in consideration for €1,255,000 and the conversion of these notes pursuant to Regulation S of the Securities Act.

•	In November 2004, MPI issued and sold 750,000 shares of Series A Preferred Stock to an accredited investor for €750,000 pursuant to Regulation S of the Securities Act.

•

In December 2005, MPI issued and sold an option to purchase a number of shares of its common stock equal to 5% of its fully diluted issued and outstanding capital stock (subject to certain limited exceptions) to an accredited investor, as partial consideration for the guarantee of a credit facility, pursuant to Regulation S of the Securities Act.

•

In April 2006, Merrion Limited issued and sold an aggregate of 6,542,521 of our ordinary shares and 750,000 convertible preference shares to MPI in exchange for all of the issued and outstanding shares of Merrion BioPharma, Ltd., an Irish corporation, and wholly-owned subsidiary of MPI, all of the issued and outstanding limited liability company interests of Merrion Pharmaceuticals, LLC (formerly known as Merrion BioPharma, LLC), a Delaware limited liability corporation, and wholly-owned subsidiary of MPI, and all of the remaining assets and liabilities of MPI. Following these transactions, or the reorganization, MPI dissolved, and its remaining assets, the ordinary shares and series A preference shares, were distributed to the MPI stockholders.

•

In April 2006, Merrion Limited issued and sold an aggregate of 298,000 ordinary shares at par and an option to purchase 126,156 ordinary shares to four executive officers as required by the terms of their respective employment agreements, pursuant to in the case of two of the executive officers, Section 4(2) of the Securities Act and in the case of the other two executive officers, Regulation S of the Security Act.

•

In April 2006, Merrion Limited issued and sold convertible promissory notes to certain accredited investors, in the original principal amount of €6,000,000, which were not subject to U.S. securities laws.

•

In November 2006, Merrion Limited issued and sold convertible promissory notes to certain accredited investors, in the original principal amount of €8,000,000, which were not subject to U.S. securities laws.

•

In September 2007, Merrion Pharmaceuticals plc issued a total of 7 shares to two holders of Merrion Limited’s ordinary shares in connection with the share exchange where Merrion Pharmaceuticals plc became the holding company of the Merrion group of companies.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Name of Document
1.1**	Underwriting Agreement

3.1**	Memorandum of Association of Merrion Pharmaceuticals plc (effective as of the date of this offering)

3.2**	(New) Articles of Association of Merrion Pharmaceuticals plc (effective as of the date of this offering)

4.1	Form of Merrion Pharmaceuticals plc’s Ordinary Share Certificate

4.2**	Depositary Agreement among Merrion Pharmaceuticals plc, Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including as an exhibit the form of American Depositary Receipt)

4.3**	Shareholders Agreement, dated April 10, 2006, among Merrion Pharmaceuticals Limited and the parties named therein

4.4**	Debenture (Fixed and Floating Charge), dated April 10, 2006, among Merrion Pharmaceuticals Limited and Others in favor of Goodbody Stockbrokers Nominees Limited

4.5**	Debenture (Fixed and Floating Charge), dated November 21, 2006, among Merrion Pharmaceuticals Limited and Others in favor of Goodbody Stockbrokers Nominees Limited

5.1	Opinion of BCM Hanby Wallace, Solicitors

10.1**	Merrion Pharmaceuticals plc Share Option Plan

10.2**	Service Agreement, dated July 23, 2004, between Merrion Pharmaceuticals, Incorporated and Michael J. McKenna, Ph.D.

10.3**	Employment Agreement, dated March 17, 2004, between Merrion Biopharma Limited and John Lynch

Exhibit Number	Name of Document
10.4**	Offer Letter, dated April 1, 2004, between Merrion Pharmaceuticals Incorporated and Thomas W. Leonard Ph.D.

10.5**	Service Agreement, dated November 23, 2005, between Merrion Biopharma Limited and Jonathan O’Connell

10.6**	Agreement for the Purchase of Certain Drug Delivery Assets of Elan Corporation, plc, dated December 23, 2003, between Adaptiv Biopharma Limited and Elan Corporation plc

10.7**	GIPET II License Agreement dated February 5, 2004, between Adaptiv Biopharma Limited and Athena Neuro Sciences, Incorporated

10.8**	Letter Agreement regarding the Acquisition of Certain Drug Delivery Assets of Athena Neuro Sciences, Incorporated, dated February 5, 2004, between Merrion Pharmaceuticals Limited and Athena Neuro Sciences, Incorporated

10.9**	License Agreement, dated January 29, 2007, between Merrion Research I, Limited and the Salk Institute for Biological Studies

10.10**	Option Agreement, dated December 15, 2005, between Merrion Pharmaceuticals Limited and Declan Ryan

10.11**	Lease/License agreement between Merrion Pharmaceuticals Ireland Ltd. and The Provost Fellows and Scholars of the Holy and Undivided Trinity of Queen Elizabeth near Dublin

21.1**	Subsidiaries of Merrion Pharmaceuticals plc

23.1	Consent of Hutchison Law Group PLLC

23.2**	Consent of KPMG

23.3**	Consent of BCM Hanby Wallace, Solicitors

23.4**	Consent of Womble Carlyle Sandridge & Rice, PLLC

24.1**	Power of Attorney

**	Previously filed.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To provide to the underwriters at the closing specified in the underwriting agreement, shares certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2) That for purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or any prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or any prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilmington, State of North Carolina, on October 19, 2007.

Merrion Pharmaceuticals plc

By:	/S/ MICHAEL J. MCKENNA
Michael J. McKenna, Ph.D.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Signature	Title	Date

	/S/ MICHAEL J. MCKENNA Michael J. McKenna, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	October 19, 2007

	/S/ JONATHAN O’CONNELL Jonathan O’Connell	Chief Financial Officer (Principal Financial and Accounting Officer)	October 19, 2007

	* Anthony Carragher	Director	October 19, 2007

	* Michael Donnelly	Director	October 19, 2007

	* John Lynch	Director	October 19, 2007

	* Fintan Maher	Director	October 19, 2007

	* James S.J. Manuso	Director	October 19, 2007

	* Declan Ryan	Director	October 19, 2007

	* Peter Thornton	Director	October 19, 2007

	* Patrick Wall	Director	October 19, 2007

*BY:	/S/ MICHAEL J. MCKENNA, PH.D. Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of Section 6(a) of the Securities Act of 1933, the undersigned has caused this registration statement to be signed solely in the capacity as the fully authorized representative of Merrion Pharmaceuticals plc in the United States, in the City of Wilmington, State of North Carolina on October 19, 2007.

Merrion Pharmaceuticals, LLC

By:	/S/ MICHAEL J. MCKENNA
Name: Michael J. McKenna, Ph.D.
Title: Chief Executive Officer